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                                THE GLOBAL TOTAL
                               RETURN FUND, INC.
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SUPPLEMENT DATED AUGUST 9, 1999 TO
PROSPECTUS DATED MARCH 1, 1999

THE FOLLOWING INFORMATION SUPPLEMENTS THE PROSPECTUS:

   Effective today, the Fund changed its name to Prudential Global Total Return Fund, Inc.

THE FOLLOWING INFORMATION SUPPLEMENTS "RISK/RETURN SUMMARY--INVESTMENT OBJECTIVE AND PRINCIPAL STRATEGIES" AND "HOW THE FUND INVESTS--INVESTMENT OBJECTIVES AND POLICIES" IN THE PROSPECTUS:

   The Board of Directors has approved a change in the Fund's ability to invest in below-investment grade debt securities, also known as high yield or junk bonds. Effective today, the Fund is permitted to invest up to 15% of total assets in below-investment grade debt securities. Previously, the Fund could invest up to 10% of total assets in such securities. Below-investment grade securities are riskier than higher-rated securities, and are considered "speculative" with respect to their capacity to pay principal and interest.

The CUSIP numbers for Prudential Global Total Return Fund, Inc. are as follows:

Class A: 744337-10-6
Class B: 744337-20-5
Class C: 744337-30-4
Class Z: 744337-40-3







MF169C1 (8-4/99)